Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS THIRD QUARTER
2015 SALES AND EARNINGS

Fort Wayne, Indiana - October 27, 2015 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported third quarter 2015 adjusted earnings per share (EPS) of $0.45 compared to 2014 third quarter adjusted EPS of $0.50, a 10 percent decrease (see table below for a reconciliation of GAAP EPS to the adjusted EPS). In the third quarter of 2015, the Company’s GAAP fully diluted EPS was $0.43, down 7 percent to the GAAP fully diluted EPS from the third quarter of 2014.

Third quarter 2015 sales were $232.5 million, a decrease of 16 percent compared to 2014 third quarter sales of $278.1 million. The Company’s organic sales decline was 7 percent excluding acquisitions and the impact of foreign currency translation.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“In the third quarter, the two principle factors behind our 16 percent revenue decline were the continued deterioration of foreign currencies against the U.S. dollar, and the impact of lower oil prices reducing oil well rig counts, and therefore sharply reducing demand for our Pioneer branded de-watering equipment. However, due to improved costs, sales mix and pricing, the decline in our adjusted operating income, of 17 percent, was significantly less than the decline in the second quarter 2015, and our adjusted operating income margin of 12.7 percent equaled the third quarter of last year.

Sequentially, versus the second quarter 2015, while revenues declined 6 percent, our adjusted operating income increased 18 percent, and, due to a favorable tax rate and a meaningful number of shares repurchased during the quarter, our adjusted earnings per share increased 29 percent.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Third Quarter
(in millions)	2015	2014	Change

Net Income attributable to FE Co., Inc. Reported	$20.8	$22.7	(8)%
Allocated Undistributed Earnings	$(0.4)	$(0.6)
Adjusted Earnings for EPS Calculations	$20.4	$22.1	(8)%

Non-GAAP adjustments (before tax):
Restructuring	$1.3	$1.1
Non-GAAP items	$0.4	$1.9

Non-GAAP adjustments, net of tax:
Restructuring	$0.8	$0.7
Non-GAAP items	$0.2	$1.2

Earnings after Non-GAAP Adjustments	$21.4	$24.0	(11)%

Earnings Per Share	For the Third Quarter
Before and After Non-GAAP Adjustments	2015	2014	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.3	48.1	(2)%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.43	$0.46	(7)%

Restructuring Per Share, net of tax	$0.02	$0.01
Non-GAAP items, net of tax	$—	$0.03

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.45	$0.50	(10)%

Net Sales	For the Third Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2014	$216.6	$61.5	$278.1

Acquisitions	$2.4	$0.2	$2.6
Foreign currency translation	$(24.2)	$(3.2)	$(27.4)
Volume/Price Change	$(21.3)	$0.5	$(20.8)
Sales for 2015	$173.5	$59.0	$232.5

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Third Quarter 2015
	Water	Fueling	Other	Consolidated
Reported Operating Income	$23.1	$15.4	$(10.7)	$27.8
% Operating Income To Net Sales	13.3%	26.1%		12.0%

Non-GAAP Adjustments:
Restructuring	$1.3	$—	$—	$1.3
Non-GAAP	$0.1	$—	$0.3	$0.4
Operating Income after Non-GAAP Adjustments	$24.5	$15.4	$(10.4)	$29.5
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.1%	26.1%		12.7%

	For the Third Quarter 2014
	Water	Fueling	Other	Consolidated
Reported Operating Income	$28.3	$15.4	$(11.3)	$32.4
% Operating Income To Net Sales	13.1%	25.0%		11.7%

Non-GAAP Adjustments:
Restructuring	$1.0	$0.1	$—	$1.1
Non-GAAP	$1.7	$0.2	$—	$1.9
Operating Income after Non-GAAP Adjustments	$31.0	$15.7	$(11.3)	$35.4
% Operating Income to Net Sales After Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	14.3%	25.5%		12.7%

Water Systems

Water Systems sales were $173.5 million in the third quarter 2015, a decrease of $43.1 million or about 20 percent versus the third quarter 2014 sales of $216.6 million. Sales from businesses acquired since the third quarter of 2014 were $2.4 million or about 1 percent. Water Systems sales were reduced by $24.2 million or about 11 percent in the quarter due to foreign currency translation. Excluding acquisitions and foreign currency translation, Water Systems sales declined about 10 percent compared to the third quarter 2014.

Water Systems sales in the U.S. and Canada represented 37 percent of consolidated sales and declined by about 22 percent compared to the prior year. Water Systems sales in the U.S and Canada were reduced by $1.9 million or about 2 percent in the quarter due to foreign currency translation. In the third quarter 2015, U.S. and Canada sales of Pioneer branded mobile dewatering equipment declined by 60 percent. The decline in mobile dewatering equipment is primarily attributed to reduced demand in the oil and gas end markets. Sales of groundwater pumping equipment declined by about 10 percent. The decline in groundwater equipment sales is attributable primarily to weak demand for agricultural related products in key end markets in the central region of the U.S. Finally, sales of surface water pumping equipment declined by about 12 percent versus the third quarter 2014, primarily due to lower wastewater product sales.

Water Systems sales in Latin America were about 13 percent of consolidated sales for the third quarter and declined by about 23 percent compared to the third quarter of the prior year. Water Systems sales were reduced by $12.3 million or about 31 percent in the quarter due to foreign currency translation. Excluding the impact of foreign currency translation, Latin American sales increased by about 8 percent compared to the third quarter 2014. This growth in sales was led by increased sales in Central America and Argentina. Sales of Water Systems products in Brazil increased about 3 percent in local currency during the third quarter.

Water Systems sales in the Middle East and Africa were about 10 percent of consolidated sales and decreased by about 18 percent compared to the third quarter 2014. Water Systems sales were reduced by about 16 percent in the quarter due to foreign currency translation. Excluding the impact of foreign currency translation, sales decreased by about 2 percent compared to the third quarter 2014. The decline was driven by lower sales in Turkey.

Water Systems sales in the Asia Pacific region were 7 percent of consolidated sales and were down about 4 percent compared to the third quarter prior year. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales decreased by about 1 percent compared to the third quarter 2014. The Asia Pacific region experienced year over year growth in groundwater product sales of 7 percent, but this improvement was offset by a decline in Pioneer branded mobile dewatering equipment in Australia compared to a very strong third quarter 2014.

Water Systems sales in Europe were about 7 percent of consolidated sales and decreased by about 20 percent compared to the third quarter 2014. The impact of foreign currency translation decreased sales by about 20 percent compared to the third quarter 2014. Excluding currency translation, European sales were flat versus the third quarter of 2014.

Water Systems operating income, after non-GAAP adjustments, was $24.5 million in the third quarter 2015, down $6.5 million versus the third quarter 2014. The third quarter operating income margin after non-GAAP adjustments was 14.1 percent, down 20 basis points from 14.3 percent in the third quarter of 2014.

Fueling Systems

Fueling Systems sales represented 25 percent of consolidated sales and were $59.0 million in the third quarter 2015, a decrease of $2.5 million or about 4 percent versus the third quarter 2014 sales of $61.5 million. Fueling Systems sales decreased by $3.2 million or about 5 percent in the quarter due to foreign currency translation. Fueling Systems sales were up about 1 percent, after excluding foreign currency translation.

Fueling Systems sales in the U.S. and Canada grew by about 8 percent during the quarter with most of the sales growth coming from fuel dispensing products and piping. Fueling Systems revenues declined in India and China due to the timing of tender awards made in India and the ongoing reduction in State owned oil company procurements in China. Sales also declined in Europe principally due to a 45 percent decline in the sale of storage tanks that support North Sea oil production.

Fueling Systems operating income after non-GAAP adjustments was $15.4 million in the third quarter of 2015 compared to $15.7 million after non-GAAP adjustments in the third quarter of 2014, a decrease of about 2 percent. The third quarter operating income margin after non-GAAP adjustments was 26.1 percent, an increase of 60 basis points from the 25.5 percent of net sales in the third quarter of 2014.

Overall

The Company’s consolidated gross profit was $76.8 million for the third quarter of 2015, a decrease of $12.4 million, or about 14 percent, from the third quarter of 2014 gross profit of $89.2 million. The gross profit as a percent of net sales was 33.0 percent in the third quarter of 2015 and increased about 90 basis points versus 32.1 percent during the third quarter 2014. The gross profit margin increase was primarily due to lower direct material costs and an improved sales mix of Water Systems products.

Selling, general, and administrative (SG&A) expenses were $47.7 million in the third quarter of 2015 compared to $55.6 million in the third quarter of prior year, a decrease of $7.9 million or about 14 percent. The Company’s SG&A expenses decreased in the quarter primarily due to lower marketing and selling related expenses, as well as lower costs for incentive compensation. Approximately half of the lower SG&A expenses was related to foreign exchange.

The Company ended the third quarter of 2015 with a cash balance of $84.9 million, which was $25.8 million higher than at the end of 2014. The cash balance increase is attributable to cash generated from operations of about $60.3 million, or 105 percent of the year to date reported net income. The Company purchased about 1.3 million shares of its common stock for approximately $37 million in the open market during the third quarter 2015.

Commenting on the outlook, Mr. Sengstack said:

“Our third quarter revenue was weaker than we expected due to the further deterioration of foreign currencies against the U.S. dollar and reduced demand for equipment that supports oil and gas exploration. These factors show no signs of abating in the fourth quarter. Therefore, we anticipate fourth quarter revenues to be down between 10 and 12 percent when compared to the fourth quarter last year. However, excluding the impact of exchange rates and weak demand for oil and gas end market equipment, we are expecting organic growth across both segments. Despite this revenue decline, with the costs and price actions taken to date, we believe adjusted operating income will increase significantly compared to the fourth quarter 2014 and adjusted earnings per share will be in the range of $0.34 to $0.37 cents.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The third quarter 2015 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://edge.media-server.com/m/p/jk3q4nkm

If you intend to ask questions during the call, please dial in using (877) 643-7158 for domestic calls and (914) 495-8565 for international calls. The Conference ID is: 58348270.

A replay of the conference call will be available Tuesday, October 27, 2015 at 12:00 noon EDT through midnight EDT on Tuesday, November 3, 2015, by dialing (855) 859-2056 for domestic calls and (404) 537-3406 for international calls. The replay passcode is: 58348270.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

Net sales	$232,485	$278,053	$705,640	$793,940
Cost of sales	155,693	188,902	477,150	527,284
Gross profit	76,792	89,151	228,490	266,656
Selling, general, and administrative expenses	47,722	55,635	159,160	167,621
Restructuring expense	1,304	1,086	2,525	1,517
Operating income	27,766	32,430	66,805	97,518
Interest expense	(2,604)	(2,744)	(7,717)	(8,038)
Other income, net	1,616	355	6,025	1,551
Foreign exchange expense	(96)	(510)	(39)	(602)
Income before income taxes	26,682	29,531	65,074	90,429
Income tax expense	5,656	6,726	7,634	22,745
Net income	$21,026	$22,805	$57,440	$67,684
Less: Net income attributable to noncontrolling interests	(201)	(132)	(656)	(980)
Net income attributable to Franklin Electric Co., Inc.	$20,825	$22,673	$56,784	$66,704

Income per share:
Basic	$0.44	$0.46	$1.18	$1.37
Diluted	$0.43	$0.46	$1.17	$1.36

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	October 3, 2015	January 3, 2015
ASSETS

Cash and equivalents	$84,898	$59,141
Receivables	131,767	143,787
Inventories	209,191	220,528
Other current assets	50,373	46,083
Total current assets	476,229	469,539

Property, plant, and equipment, net	188,034	209,786
Goodwill and other assets	371,926	396,562
Total assets	$1,036,189	$1,075,887

LIABILITIES AND EQUITY

Accounts payable	$59,865	$70,806
Accrued expenses and other current liabilities	62,345	96,207
Current maturities of long-term debt and short-term borrowings	55,088	34,092
Total current liabilities	177,298	201,105

Long-term debt	188,150	143,695
Deferred income taxes	43,719	45,568
Employee benefit plans	50,363	58,709
Other long-term liabilities	16,715	21,407

Redeemable noncontrolling interest	6,436	6,420

Total equity	553,508	598,983
Total liabilities and equity	$1,036,189	$1,075,887

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)	October 3, 2015	September 27, 2014

Cash flows from operating activities:
Net income	$57,440	$67,684
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	26,804	27,791
Share-based compensation	4,579	6,314
Realized gain on share purchase liability	(2,723)	—
Other	(6,147)	926
Changes in assets and liabilities:
Receivables	(527)	(50,070)
Inventory	(3,366)	(49,888)
Accounts payable and accrued expenses	(10,345)	12,469
Other	(5,374)	(11,745)
Net cash flows from operating activities	60,341	3,481

Cash flows from investing activities:
Additions to property, plant, and equipment	(15,528)	(25,094)
Proceeds from sale of property, plant, and equipment	959	1,592
Acquisitions and investments	(3,888)	(42,619)
Other investing activities	99	(2,244)
Net cash flows from investing activities	(18,358)	(68,365)

Cash flows from financing activities:
Change in debt	65,787	32,925
Proceeds from issuance of common stock	1,240	1,351
Excess tax from share-based payment arrangements	819	1,800
Purchases of common stock	(43,330)	(8,642)
Dividends paid	(14,393)	(13,119)
Purchase of redeemable non-controlling shares	—	(2,875)
Share purchase liability payment	(20,200)	—
Net cash flows from financing activities	(10,077)	11,440
Effect of exchange rate changes on cash	(6,149)	(3,689)
Net change in cash and equivalents	25,757	(57,133)
Cash and equivalents at beginning of period	59,141	134,553
Cash and equivalents at end of period	$84,898	$77,420